SWIFT TRANSPORTATION CO., INC.
                             2200 SOUTH 75TH AVENUE
                             PHOENIX, ARIZONA 85043
                       ---------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1998

                       ---------------------------------

To Our Stockholders:

         The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Swift Transportation Co., Inc. (the "Company") will be held at 10:00 a.m., Arizona Time, on Thursday, May 28, 1998, at the Company's headquarters facility at 2200 South 75th Avenue, Phoenix, Arizona 85043, for the following purposes:

         1.       To elect two Class II directors to serve for three-year terms;

         2. To amend the Swift Transportation Co., Inc. 1990 Employee Stock Option Plan to increase the number of shares authorized for issuance thereunder from 3,825,000 to 4,200,000; and

         3. To transact such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the meeting.

         Each outstanding share of the Company's Common Stock entitles the holder of record at the close of business on March 31, 1998, to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. A copy of the Company's 1997 Annual Report to Stockholders, which includes certified financial statements, is enclosed. Management cordially invites you to attend the Annual Meeting.

                                        By Order of the Board of Directors


Phoenix, Arizona                        Jerry C. Moyes
April 13, 1998                          Chairman of the Board, President
                                        and Chief Executive Officer

                                    IMPORTANT

STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                         SWIFT TRANSPORTATION CO., INC.
                             2200 SOUTH 75TH AVENUE
                             PHOENIX, ARIZONA 85043
                           ---------------------------

                                 PROXY STATEMENT

                           ---------------------------


         This Proxy Statement is furnished to the stockholders of Swift Transportation Co., Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on May 28, 1998. The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials relating to the Annual Meeting are first being mailed on or about April 17, 1998, to stockholders of record at the close of business on March 31, 1998 (the "Record Date"). A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at P.O. Box 29243, Phoenix, Arizona, 85038-9243.

         The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding Common Stock of the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph.


                          VOTING SECURITIES OUTSTANDING

         As of the Record Date, there were 42,636,660 shares of the Company's Common Stock outstanding. Stockholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, either in person or by valid proxy. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      ACTION TO BE TAKEN UNDER THE PROXIES

         A properly executed proxy in the enclosed form will be voted in accordance with the instructions thereon. If no instructions are given with respect to the matters to be acted on, the persons acting under the proxies will vote the shares represented thereby in favor of the election of the nominees for directors named herein and at their discretion as to such other business as may come before the meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be brought before the meeting. If other proper matters or matters of which the Board is not aware a reasonable time prior to the meeting are introduced, then, to the extent permissible by law, the persons named in the enclosed proxy will vote the shares they represent in accordance with their judgment.

         The information included herein should be reviewed in conjunction with the consolidated financial statements, notes to consolidated financial statements, independent auditors' report and other information included in the Company's 1997 Annual Report to Stockholders that was mailed with this Proxy Statement to all stockholders of record on the Record Date.


                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

         The Articles of Incorporation of the Company divides the Board of Directors into three classes serving staggered terms. One class of directors is elected each year for a term of three years. The term of office of directors in Class II will expire at the Annual Meeting. At the Annual Meeting, stockholders will be asked to elect two directors to Class II for terms that will expire at the close of the Annual Meeting of Stockholders held in 2001. The Board of Directors has nominated Jerry C. Moyes, currently a Class III director with a term expiring in 1999, and Alphonse E. Frei as nominees for election to Class
II. Mr Frei is the incumbent Class II director. The remaining Class II directorship has been vacant since prior to the 1997 Annual Meeting of Stockholders. The Board of Directors has taken action to reduce the size of the Board from seven to six members, with two directors serving in each Class. Unless otherwise noted thereon, the shares represented by the enclosed proxy will be voted for the election of Messrs. Moyes and Frei as directors of the Company. If either of them becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy. Election of the director nominees will require the affirmative vote of a majority of the outstanding Common Stock represented at the Annual Meeting. Each director elected will serve for three years and until his successor is duly elected and qualified.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE CLASS II DIRECTOR NOMINEES.

             INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

         Information concerning the names, ages, terms, positions with the Company and business experience of the Company's current directors, director nominees and executive officers is set forth below.

                                                                                          TERM AS
                                                                                          DIRECTOR
        NAME                             AGE             POSITION                         EXPIRES
        ----                             ---             --------                         -------
Jerry C. Moyes(1)(2)                      54      Chairman of the Board,              Class III - 1999
                                                  President and Chief
                                                  Executive Officer

William F. Riley, III                     51      Executive Vice President,           Class III - 1999
                                                  Chief Financial Officer,
                                                  Secretary and Director

Rodney K. Sartor                          43      Executive Vice President             Class I - 2000
                                                  and Director

Alphonse E. Frei(1)(2)                    59      Director                            Class II - 1998

Lou A. Edwards(2)                         84      Director                            Class III - 1999

Earl H. Scudder, Jr.(1)                   55      Director                             Class I - 2000

Patrick J. Farley                         53      Executive Vice President

Kevin H. Jensen                           43      Executive Vice President
------------------------------------

(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.


         Jerry C. Moyes has served as the Chairman of the Board, President and Chief Executive Officer of the Company since 1984. Mr. Moyes joined the Company in 1966 as a Vice President and served in that capacity until 1984. Mr. Moyes was President of the Arizona Motor Transport Association from 1987 to 1988.

         William F. Riley, III has served as an Executive Vice President, Chief Financial Officer, Secretary and a Director of the Company since March 1990 and as a Vice President of Cooper Motor Lines and Swift Leasing Co., Inc. since April 1988 and May 1986, respectively. Prior to joining Swift in February 1986, Mr. Riley was employed by Armour Food Co. from 1978 to January 1986, serving in various transportation and distribution assignments, principally Manager of Business Planning of Armour Food Express, its truckload motor carrier.

         Rodney K. Sartor has served as an Executive Vice President and a Director of the Company since May 1990. Mr. Sartor joined Swift in May 1979. He served as Director of Operations from May 1982 until August 1988 and as a Regional Vice President from August 1988 until May 1990.

         Alphonse E. Frei has served as a Director of the Company since May 1990. Mr. Frei served in various capacities, including Chief Financial Officer, with America West Airlines from 1983 to 1994 and served as a director of America West Airlines from 1986 to September 1993. Mr. Frei has served in various executive capacities or as a consultant to a number of business organizations.

         Lou A. Edwards has served as a Director of the Company since May 1990. Mr. Edwards was the President of Sundance Truck Centers, a truck dealership, which he founded in 1975 and sold in December 1997, and has 40 years of experience in the trucking industry.

         Earl H. Scudder, Jr. has served as a Director of the Company since May 1993. Mr. Scudder has been President of the Scudder Law Firm, P.C. in Lincoln, Nebraska since February 1990, and has engaged in the private practice of law since 1966. Mr. Scudder also served as a director of Heartland Express, Inc., a publicly-held trucking company, until 1996, and serves as a director of Transcom Technologies, Inc., a telecommunications company.

         Patrick J. Farley was named an executive officer of the Company in May 1997, and has served as an Executive Vice President of the Company since May, 1997. Mr. Farley joined the Company in October 1989 and served as Vice President of Western Sales prior to his promotion to Executive Vice President in May 1997.

         Kevin H. Jensen was named an executive officer of the Company in October 1996, and has served as an Executive Vice President of the Company since December 1994. Mr. Jensen joined the Company in December 1986 and served the Company in various capacities, including Director of Operations - Eastern Division and Vice President - Eastern Division, prior to his promotion to Executive Vice President in December 1994.

              MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Board of Directors. During the year ended December 31, 1997, the Board of Directors of the Company met on three occasions. Each of the directors attended all of the meetings of the Board of Directors and all of the meetings held by committees of the Board on which he served.

         Compensation Committee. The Compensation Committee of the Board of Directors, which met once during 1997, reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors. The Report of the Compensation Committee for 1997 is set forth below.

         Audit Committee. The Audit Committee, which met once during 1997, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews proposals for major transactions.

         Other Committees. The Company does not maintain a standing nominating committee or other committee performing similar functions.

         Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Jerry C. Moyes, Alphonse E. Frei and Lou A. Edwards. Mr. Moyes also serves as the President and Chief Executive Officer of the Company.

         The Company leases various properties from entities owned by or affiliated with Jerry C. Moyes. For the year ended December 31, 1997, the Company expended an aggregate of $700,000 in rental payments on such leases.

         Interstate Equipment Leasing, Inc., a corporation wholly-owned by Jerry
C. Moyes ("Interstate Leasing"), leases tractors to some of the Company's owner operators. In connection with this program, during 1997 the Company acquired $22,800,000 of new revenue equipment on behalf of Interstate Leasing, for which the Company recognized fee income of $1,400,000. During 1997, the Company also sold used revenue equipment to Interstate Leasing totaling $238,000 and recognized gains of $36,000.

         Interstate Leasing also provides air transportation services to the Company. The Company paid Interstate Leasing $590,000 for air transportation services for the year ended December 31, 1997. At December 31, 1997, $69,000 was owed to Interstate Leasing for air transportation services.

         In 1995, Interstate Leasing invested in a regional less-than-truckload carrier Jaguar Fast Freight. The Company provides repair and maintenance services to Jaguar equipment and bills Interstate Leasing for such services. In 1997, such services totaled $37,000.

         During 1997, the Company provided transportation services to various entities owned by Jerry C. Moyes. For the year ended December 31, 1997, the Company recognized $318,000 in operating revenue from those entities.

         During 1997, the Company acquired a substantial amount of revenue equipment from Freightliner Corporation. Although the Company negotiated directly with Freightliner, pursuant to Freightliner's marketing policy of selling only through dealers, the transactions are invoiced through Sundance Truck Centers ("Sundance"), of which Lou A. Edwards, a director of the Company, was the President and sole stockholder until its sale in December 1997. In consideration therefor, Freightliner permits Sundance to retain a fee of less than one percent of the acquisition price for the equipment. In 1997, the Company acquired $89,000,000 of Freightliner equipment that was delivered through Sundance and Sundance received approximately $628,000 in connection with such acquisitions. In 1997, the Company purchased parts and services from Sundance totaling $3,217,000.

         Jerry C. Moyes acquired a significant ownership interest in Central Freight Lines, Inc. during 1997. The Company provides transportation services to this carrier and recognized $1.5 million in operating revenue therefrom in 1997. At December 31, 1997, $277,000 was owed to the Company for these services. In addition, the Company paid $80,000 to the carrier for facilities rental.

         Interstate Leasing owns approximately 200 tractors which operates as a fleet operator for the Company. During 1997, the Company paid $5,251,000 to this fleet operator for purchased transportation services. At December 31, 1997, $90,000 was owed for these purchased transportation services. Also, the Company was paid $264,000 by this fleet operator and paid $117,000 to this fleet operator for various services including training and repairs. At December 31, 1997, $65,000 was owed to the Company and $110,000 was owed by the Company for these services.

         All of the foregoing arrangements were approved by the independent members of the Board of Directors.


                              DIRECTOR COMPENSATION

         Directors who are not employees of the Company receive an annual retainer of $3,000, plus $500 per meeting of the Board of Directors attended by the director. Pursuant to the Company's Non-Employee Director's Stock Option Plan, non-employee directors also receive an annual grant of an option to purchase 1,000 shares of the Company's Common Stock at an exercise price equal to 85% of the fair market value of such stock on the date of grant and which vest immediately upon the date of grant. These options are granted to the non-employee directors on the last trading day in May.

                             EXECUTIVE COMPENSATION

         The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995, of those persons who were, at December 31, 1997 (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

    ==============================================================================================
                                                                                    Long Term
                                                        Annual Compensation        Compensation
    ----------------------------------------------------------------------------------------------
                                                                                    All Other
        Name and Principal Position         Year        Salary         Bonus      Compensation(1)
    ----------------------------------------------------------------------------------------------
    Jerry C. Moyes                          1997       $270,371       $376,560       $163,219
    Chairman of the Board & President       1996        270,371        366,161        160,376
                                            1995        310,370        329,026        161,907
    ----------------------------------------------------------------------------------------------

    William F. Riley III                    1997       $162,225       $337,764       $ 22,615
    Executive Vice President &              1996        162,225        366,161         19,553
    Chief Financial Officer                 1995        162,225        329,026         20,519
    ----------------------------------------------------------------------------------------------

    Rodney K. Sartor                        1997       $162,225       $137,775       $ 18,025
    Executive Vice President                1996        162,225        366,161         14,953
                                            1995        162,225        329,026         15,581
    ----------------------------------------------------------------------------------------------

    Kevin H. Jensen                         1997       $162,225       $337,764       $ 15,000
    Executive Vice President(2)             1996        162,225        187,775         11,928
    ----------------------------------------------------------------------------------------------

    Patrick J. Farley                       1997       $141,026       $102,048       $ 15,000
    Executive Vice President(3)
    ==============================================================================================
------------------------------

(1) "All Other Compensation" for each of the Named Officers included Company contributions in the amount of $15,000 for 1997, $11,928 for 1996 and $13,276 for 1995, pursuant to the Swift Transportation Co., Inc. Retirement Plan, a 401(k) profit sharing plan (the "401(k) Plan"). The balance of compensation included in "All Other Compensation" for each of the Named Officers during each of the identified periods represents Company payments of term life and disability insurance premiums on behalf of the respective Named Officers. The amount of such insurance premiums paid on behalf of Mr. Riley during 1997, 1996 and 1995 was $7,615, $7,625 and $7,243, respectively. The amount of such insurance premiums paid on behalf of Mr. Sartor during 1997, 1996 and 1995 was $3,025, $3,025 and $2,305, respectively. The Company does not pay such premiums for Mr. Jensen or Mr. Farley. The Company procured two term life insurance policies with a combined face amount of $20 million for the benefit of Jerry C. Moyes and his spouse. The aggregate annual premiums paid by the Company for these polices were $148,219, $148,448 and $148,631 in 1997, 1996 and 1995, respectively. The
         Company's purpose in maintaining these policies is to ensure that, in the event of the Moyes' deaths, their estate would be able to satisfy estate taxes without having to sell a large block of the Company's Common Stock, which might adversely affect the market for the Common Stock.
(2)      Mr.  Jensen was named an  executive  officer of the  Company in October
         1996.
(3)      Mr. Farley was named an executive officer of the Company in May 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The number of options and the option exercise price reflect a 3-for-2 stock split treated as a dividend, effected on November 18, 1993, of one share of Common Stock for every two shares of Common Stock outstanding, a 2-for-1 stock split treated as a dividend of one share of Common Stock outstanding effected on November 18, 1994 and a 3-for-2 stock split treated as a dividend, effected on March 12, 1998, of one share of Common Stock for every two shares of Common Stock outstanding.

====================================================================================================================================
                                     Individual Grants
-------------------------------------------------------------------------------------------
                                                                                                  Potential Realizable Value At
                                        Percent of                    Market                   Assumed Annual Rates of Stock Price
                        Number of         Total                      Price At                     Appreciation For Option Term
                        Securities     Options/SARs     Exercise      Dates                  ---------------------------------------
                        Underlying      Granted To      Or Base         Of
                       Option/SARs     Employees In      Price        Grant     Expiration
        Name           Granted (#)     Fiscal Year       ($/Sh)       ($/Sh)       Date         0% ($)       5% ($)       10% ($)
------------------------------------------------------------------------------------------------------------------------------------
Jerry C. Moyes              --              --             --           --          --            --           --            --
------------------------------------------------------------------------------------------------------------------------------------
William F. Riley III      75,000 (1)           11.25%       $15.02      $17.67   04/01/07        $198,750   $1,032,035    $2,310,459
------------------------------------------------------------------------------------------------------------------------------------
Patrick J. Farley         15,000 (2)            2.25%       $15.02      $17.67   04/01/07         $39,750     $206,407      $462,092
                          15,000 (2)            2.25%       $16.75      $19.71   07/01/07         $44,344     $230,261      $515,494
------------------------------------------------------------------------------------------------------------------------------------
Kevin H. Jensen           30,000 (2)            4.50%       $15.02      $17.67   04/01/07         $79,500     $412,814      $924,183
                          30,000 (2)            4.50%       $15.58      $18.33   12/01/07         $82,500     $428,392      $959,058
------------------------------------------------------------------------------------------------------------------------------------
Rodney K. Sartor            --              --             --           --          --            --           --            --
====================================================================================================================================

(1) One-third of options are exercisable on third anniversary of grant and one-third on each successive year.
(2) One-fifth of options are exercisable on fifth anniversary of grant and one-fifth on each successive year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUE AS OF DECEMBER 31, 1997

         The table below sets forth information with respect to the exercise of stock options during the fiscal year ended December 31, 1997, by the Named Officers. The Company does not have a long-term incentive plan and has never issued any stock appreciation rights.

         The number of options and the option exercise price reflect a 3-for-2 stock split treated as a dividend, effected on November 18, 1993, of one share of Common Stock for every two shares of Common Stock outstanding, a 2-for-1 stock split treated as a dividend of one share of Common Stock outstanding effected on November 18, 1994 and a 3-for-2 stock split treated as a dividend, effected on March 12, 1998, of one share of Common Stock for every two shares of Common Stock outstanding.

====================================================================================================================================
                                                                                                      Value of Unexercised In-the-
                                                                    Number of Unexercised Options   Money Options at Fiscal Year End
                                                                       at Fiscal Year End (#)                     ($)
------------------------------------------------------------------------------------------------------------------------------------
                                  Shares
                               Acquired on
            Name              Exercise (#)(1) Value Realized ($)(2) Exercisable   Unexercisable(3)  Exercisable(4) Unexercisable(4)
------------------------------------------------------------------------------------------------------------------------------------
Jerry C. Moyes                      --                --                --               --              --               --
President & Chief Executive
Officer(5)
------------------------------------------------------------------------------------------------------------------------------------
William F. Riley III              54,000            817,500             --            183,000            --            2,622,500
Executive Vice President &
Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
Rodney K. Sartor                  54,000            817,500             --            108,000            --            2,130,000
Executive Vice President
------------------------------------------------------------------------------------------------------------------------------------
Kevin H. Jensen                     --                --               9,000          126,000          151,750         1,412,625
Executive Vice President(6)
------------------------------------------------------------------------------------------------------------------------------------
Patrick J. Farley                 13,500            210,987            9,000           67,500          173,425          844,841
Executive Vice President(7)
====================================================================================================================================

----------------------

(1) Represents shares of Common Stock acquired pursuant to exercise of options under the Company's Stock Option Plan. The exercise price for such shares was $1.86 per share for Messrs. Riley and Sartor, and $2.31 per share for 9,000 shares and $1.86 per share for 4,500 shares exercised by Mr. Farley.

(2) Based on the $17.00 last reported sale price of the Company's Common Stock on March 31, 1997, for Messrs. Riley and Sartor, and the $17.29 last reported sale price for 11,250 shares exercised on February 17, 1997, and the $20.29 last reported sale price for 2,250 shares exercised on May 7, 1997, for Mr. Farley.

(3) Mr. Sartor's options and Mr. Riley's options (excepting the 75,000 options granted to Mr. Riley in 1997) were granted in 1990 and one-fifth of the shares underlying such options first became exercisable in March 1995. Thereafter, one-fifth of such options become exercisable in each successive year. The exercise price of such options is $1.86 per share. Such options will terminate in September 2000. In 1997 Mr. Riley was granted  options  to  purchase  75,000  shares  at  $15.02  per  share.
         One-third of the shares underlying such options first become exercisable in April 2000. Thereafter, one-third of the options become exercisable in each successive year. These options will terminate in April 2007.

(4) Based on the $21.58 last reported sales price of the Company's Common Stock on December 31, 1997.

(5) Mr. Moyes has not been awarded any stock options and is not eligible to participate in the Company's Stock Option Plan or Employee Stock Purchase Plan. See "Compensation Committee Report on Executive Compensation" below.

(6) Mr. Jensen was granted options in 1992, 1994 and 1997 covering 45,000, 30,000 and 60,000 shares of the Company's Common Stock, respectively. The exercise price for each of Mr. Jensen's options is $4.72, $7.30, $15.02 (as to 30,000 shares subject to options granted in April 1997) and $15.58 (as to 30,000 shares subject to options granted in December
         1997), respectively. One-fifth of the shares underlying Mr. Jensen's 1992 options became exercisable in December 1997, one-fifth of the shares underlying Mr. Jensen's 1994 and 1997 options will become exercisable in February 1999, April 2002 (as to 30,000 shares) and December 2002 (as to 30,000 shares), respectively, with one-fifth of the shares underlying such options becoming exercisable each successive year thereafter.

(7) Mr. Farley was granted options in 1990 (as to 11,250 shares), December 1991 (as to 45,000 shares), January 1995 (as to 3,750 shares), December 1995 (as to 2,250 shares), April 1997 (as to 15,000 shares) and July 1997 (as to 15,000 shares). The respective exercise prices for such grants are $1.86, $2.31, $12.18, $8.43, $15.02 and $16.75. One-fifth of each such option grant becomes exercisable on the fifth anniversary of the grant and one-fifth of each such grant becomes exercisable in each successive year thereafter. All of Mr. Farley's options terminate on the ten year anniversary of the date of grant.




                              EMPLOYMENT AGREEMENTS

         The Company currently does not have any employment contracts or severance agreements with any of its executive officers.




                         CHANGE OF CONTROL ARRANGEMENTS

         In the event the Company sells all or substantially all of its assets, or merges with or into another corporation, stock options outstanding are required to be assumed or equivalent options are required to be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Company's Board of Directors determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the option holder shall have the right to exercise his or her option, including shares as to which such option would not otherwise be exercisable. If the Board makes options fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board must notify the option holder that the option is fully exercisable for a period of thirty (30) days from the date of such notice (but not later than the expiration of the term of the option) and the option will terminate upon the expiration of such period.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies and programs that seek to enhance the profitability of the Company and thus shareholder value by aligning the interests of senior management with those of its shareholders. The Company compensates senior management through a mix of short-term and long-term compensation programs. The three principal components of executive compensation are base salary, annual bonus awards and stock options. Jerry C. Moyes does not participate in the Compensation Committee's deliberations concerning his compensation.

         Base Salary. In setting base salaries of senior management for 1997, including the salary of Jerry C. Moyes, the Company's Chief Executive Officer, the Compensation Committee reviewed and considered (i) compensation information disclosed by similar publicly held truckload motor carriers (all of which carriers are included in the Nasdaq Trucking and Transportation Stocks Index);
(ii) the financial performance of the Company, as well as the role and contribution of the particular executive with respect to such performance; and
(iii) nonfinancial performance related to the individual executive's contributions. The Compensation Committee believes that the annual salaries of the Company's Chief Executive Officer and its Executive Vice Presidents are at or slightly below median levels paid by other publicly held truckload motor carriers of comparable size. However, the Committee believes that, when the base salary and annual bonus for the Company's executives are aggregated, its compensation package is competitive with those provided to similarly situated executives in the truckload motor carrier industry. The Committee has taken particular note of management's success in assimilating the operations of acquired carriers into the Company's operations, growing the Company in terms of revenue, net earnings and earnings per share, and managing the growth experienced by the Company during the last fiscal year.

         Annual Bonus. The Compensation Committee annually considers the award of bonus compensation to executive officers as additional compensation based upon individual and Company financial performance. Company financial performance is measured by review of a variety of factors, including earnings per share, operating ratios, revenue growth, and size and performance relative to similarly situated trucking industry competitors. The Compensation Committee evaluates individual performance based upon contribution to financial performance goals and review of other qualitative and quantitative factors. Accordingly, in years in which the Company's performance goals are exceeded, bonus compensation will tend to be higher. The Compensation Committee believes that this policy properly motivates the executive officers to perform to the greatest extent of their abilities to generate the highest attainable profits for the Company and to achieve increased shareholder value.

         Stock Options. The Company believes that it is important for executives to have an equity stake in the Company in order to encourage them to focus on long-term prospects. Toward this end, the Company makes option grants to the Executive Vice Presidents from time to time pursuant to the Company's Stock Option Plan. In making option grants to the Executive Vice Presidents, the Compensation Committee evaluates the individual officer's past and expected future contributions to the Company's achievement of its long-term performance goals. Because Jerry Moyes is the largest beneficial stockholder of the Company, the Compensation Committee has not awarded any stock options to Mr. Moyes, and Mr. Moyes is not eligible to participate in the Company's Stock Option Plan or Employee Stock Purchase Plan.

         Chief Executive Officer. The two members of the Compensation Committee other than Mr. Moyes evaluate the Chief Executive Officer's performance and recommend his salary and bonus to the Board of Directors. As noted above, due to Mr. Moyes' substantial stock ownership of the Company, the Committee has not included stock options as a component of Mr. Moyes' overall compensation. Due in part to this omission of option grants, and primarily due to his significant contributions to the Company and the Company's dependence on Mr. Moyes, Mr. Moyes' base salary is set significantly above the base salaries for the other executive officers. The Committee believes that Mr. Moyes' total compensation is appropriate compared to the total compensation paid to CEOs of comparable publicly held truckload motor carriers, especially in light of the Company's operating results and the increase in stockholder value in 1997.

                             COMPENSATION COMMITTEE

Jerry C. Moyes                  Alphonse E. Frei                  Lou A. Edwards

                          STOCK PRICE PERFORMANCE GRAPH

         The graph below compares cumulative total return of the Company, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Trucking and Transportation Stocks Index from December 31, 1992 to December 31, 1997. The graph assumes that $100 was invested on December 31, 1992, and any dividends were reinvested.

                                   12/31/92    12/31/93    12/30/94    12/29/95    12/31/96    12/31/97
                                   --------    --------    --------    --------    --------    --------
NASDAQ Stock Market (US)           100.000     114.796     112.214     158.699     195.192     239.527
Trucking & Transportation Index    100.000     121.492     110.167     128.465     141.779     181.592
Swift Transportation Co, Inc.      100.000     128.358     244.776     182.090     280.597     386.567

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the Company's preceding fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except (i) Messers. Riley, Farley, Jensen and Lyding did not timely report awards of options on a Form 4 but did report the award on a subsequent Form 4 and (ii) Mr. Moyes did not timely report the purchase of 14,000 shares but did report the transaction on a Form 5 .

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of March 17, 1998, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director and Named Officer of the Company and by all Directors and Named Officers of the Company as a group.

         The number of shares reflect a 3-for-2 stock split treated as a dividend, effected on November 18, 1993, of one share of Common Stock for every two shares of Common Stock outstanding, a 2-for-1 stock split treated as a dividend of one share of Common Stock outstanding effected on November 18, 1994 and a 3-for-2 stock split treated as a dividend, effected on March 12, 1998, of one share of Common Stock for every two shares of Common Stock outstanding.

Name and Address of Beneficial Owner(1)       Shares Beneficially Owned       Percent Owned
---------------------------------------       -------------------------       -------------
Jerry C. Moyes                                       12,110,478(2)               28.49%
Ronald G. Moyes                                       6,012,235(2)               14.14%
Lou A. Edwards                                          263,250                    *
William F. Riley III                                    175,910(3)                 *
Rodney K. Sartor                                        117,264(4)                 *
Alphonse E. Frei                                         12,000(5)                 *
Earl H. Scudder, Jr                                       1,500(6)                 *
Patrick J. Farley                                         2,343(7)                 *
Kevin H. Jensen                                           6,495                    *
FMR Corporation                                       5,502,600                  12.95%
Dresdner RCM Global Investors LLC                     2,255,400                   5.31%
All Directors and Named                              12,689,240                  29.77%
     Officers as a group
(8 persons)
---------------------------------------

*     Represents less than 1% of the Company's outstanding Common Stock.
(1) The address of each officer, director and Ronald G. Moyes is 2200 South 75th Avenue, Phoenix, Arizona 85043. The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Dresdner RCM Global Investors LLC is Four Embarcadero Center, San Francisco, California 94111. Information with respect to FMR Corporation and Dresdner RCM Global Investors LLC is based upon a Schedule 13G filed by FMR Corporation and Dresdner RCM Global Investors LLC with the Securities and Exchange Commission.

(2) The shares beneficially owned by Jerry C. Moyes are held by him, as follows: (i) 11,772,978 shares are held as a co-trustee of the Jerry and Vickie Moyes Family Trust, (ii) 22,500 shares are held by a limited liability company of which Mr. Moyes has controlling interest, and (iii) 315,000 shares are held by SME Industries, Inc. of which Jerry C. Moyes is the majority shareholder. The shares shown for Jerry C. Moyes do not include the 6,012,235 shares held by seven irrevocable trusts for the benefit of six children of Jerry and Vickie Moyes and by an irrevocable trust for the benefit of Jerry and Vickie Moyes and six of their children, the sole trustee of each of which is Ronald Moyes, who has sole investment and voting power over the trusts. The shares shown for Jerry C. Moyes also do not include 240,000 shares held by an irrevocable trust for the children of Jerry and Vickie Moyes, the sole trustee of which is Gerald F. Ehrlich, who has sole investment and voting power. Of the shares held by the Jerry and Vickie Moyes Family Trust, 11,511,940 shares have been pledged to secure loans with lending institutions.

(3)   Includes options to purchase 54,000 shares exercisable within 60 days.

(4)   Includes options to purchase 54,000 shares exercisable within 60 days.

(5)   Includes options to purchase 4,500 shares exercisable within 60 days.

(6)   Includes options to purchase 1,500 shares exercisable within 60 days.

(7)   Includes options to purchase 2,250 shares exercisable within 60 days.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         During 1997, the Company incurred fees for legal services to the Scudder Law Firm in the amount of $60,000. Mr. Earl H. Scudder, Jr., a director of the Company, is a member of the Scudder Law Firm. The Company believes that the terms of the foregoing transactions were as favorable to the Company as those which would have been available from an independent third party. See "Compensation Committee Interlocks and Insider Participation" above for a description of certain transactions between the Company and members of the Compensation Committee.


          AMENDMENT TO SWIFT TRANSPORTATION CO., INC. STOCK OPTION PLAN
                                (Proposal No. 2)

General

         At the Annual Meeting, the Company will seek stockholder approval of an amendment (the "Amendment") to the Swift Transportation Co., Inc. Stock Option Plan (the "Plan") to increase the number of shares authorized for issuance thereunder from 3,825,000 to 4,200,000. The Plan provides employees with an incentive to actively direct and contribute to the Company's growth by enabling them to acquire a proprietary interest in the Company. The Company's Board of Directors has approved the Amendment to the Plan and has directed that the Amendment be submitted as a proposal for stockholder approval at the Annual Meeting. The Plan was originally adopted in 1990.

Current Plan Provisions

         The Plan authorizes grants of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to employees of the Company. All of the Company's employees, except Jerry C. Moyes, are eligible to participate in the Plan.

         The Board of Directors believes that use of stock options authorized under the Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its employees and others to those of its stockholders and by providing employees and others with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of employees and others upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent.

         The Plan is administered by a committee appointed by the Board consisting of at least two (2) non-employee directors (the "Committee"). The Committee has the exclusive authority to administer the Plan, including the power to determine eligibility, the types and sizes of options and the timing of options.

         Generally, options issued under the Plan have been subject to vesting over a nine-year period, with 20% of the options becoming exercisable by the holder thereof on the fifth anniversary of the date of grant and 20% becoming exercisable on each successive anniversary date of the grant. To date, the exercise price of options granted under the Plan has generally been equal to 85% of the fair market value of the Common Stock on the date of the grant. On March 17, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $24.25 per share.

         Incentive Stock Options. An ISO is a stock option that satisfies the requirements specified in Section 422 of the Internal Revenue Code (the "Code"). Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met. The Committee determines the consideration to be paid to the Company upon exercise of any options. The form of payment may include cash, Common Stock, or other property.

         An optionee is not treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

         If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the optionee upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" occurs. If a disqualifying disposition occurs, the optionee realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the optionee's gain on a disqualifying disposition, if any, is taxed as capital gain.

         The Company is not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income realized by the optionee.

         Non-Qualified Stock Options. A NQSO is any stock option other than an ISO. Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

         No taxable income is realized by an optionee upon the grant of a NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and the Company is entitled to a corresponding tax deduction.

         Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to the Company.

         The following table sets forth grants of options made under the Plan during 1997 to (i) each of the executive officers named on page three; (ii) all current executive officers, as a group; (iii) all employees, including all current officers who are not executive officers, as a group. Grants under the Plan are made at the discretion of the Committee. Accordingly, future grants under the Plan are not yet determinable.

                                  PLAN BENEFITS
                                Stock Option Plan

                                               Number of Shares              Weighted Average
                                              Subject to Options              Exercise Price
Name and Position                                 Granted (#)                Per Share ($/sh)
-----------------                                -------------              -----------------
Jerry C. Moyes                                        --                            --
Chairman of the Board
& President

William F. Riley III                                75,000                        $15.02
Executive Vice President &
Chief Financial Officer

Rodney K. Sartor                                      --                            --
Executive Vice President

Patrick J. Farley                                   30,000                        $15.88
Executive Vice President

Kevin H. Jensen                                     60,000                        $15.30
Executive Vice President

Executive Officer Group                             165,000                       $15.28

Employee Group                                      501,375                       $15.81
------------------------------


Amendments to Plan

         The Board of Directors has reviewed the options currently remaining in the option pool for the Plan and has determined that it is appropriate to increase the number of shares authorized for issuance under the Plan. As of March 17,1998, (i) 1,189,410 shares have been issued upon exercise of options and are included in the total number of shares of outstanding Common Stock and
(ii) option grants representing 2,417,865 shares were outstanding under the Plan. The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Plan. Therefore, the Board is proposing the Amendment to the Plan that would increase the number of shares authorized for issuance under the Plan from 3,825,000 to 4,200,000.

Required Vote

         Approval of the Amendment to the Plan requires the affirmative vote of a majority of shares of Common Stock present at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the Amendment. Broker non-votes are not considered present for this proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE SWIFT TRANSPORTATION CO., INC. STOCK OPTION PLAN.


                                RELATIONSHIP WITH
                             INDEPENDENT ACCOUNTANTS

         The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1997 was KPMG Peat Marwick LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. A representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if the Auditors so desire.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals for the 1999 Annual Meeting must be received at the principal executive offices of the Company by December 15, 1998 to be considered for inclusion in the Company's proxy materials relating to such meeting.


                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                        SWIFT TRANSPORTATION CO., INC.


                                        Jerry C. Moyes
                                        Chairman of the Board, President
                                        and Chief Executive Officer
April 13, 1998

                         SWIFT TRANSPORTATION CO., INC.

                         Annual Meeting of Stockholders

                                  May 28, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Jerry C. Moyes and William F. Riley III, and each of them individually, as proxy with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Swift Transportation Co., Inc. held of record by the undersigned on March 31, 1998 at the Annual Meeting of Stockholders to be held on May 28, 1998, and at any adjourments thereof.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                   ^ DETACH HERE BEFORE MAILING TOP PORTION ^

                                                                Please mark                              |
                                                                your vote as [X]                         |
                                                                indicated in                             |_____
                                                                this example


The Board of Directors recommends a vote     FOR  WITHHELD
FOR Proposal 1                               ALL  FOR ALL

Proposal 1 - ELECTION OF TWO DIRECTORS       [ ]    [ ]                   This proxy, when properly  executed,  will be voted in the
             TO CLASS II OF THE BOARD                            manner  directed  herein  by  the  undersigned  stockholder.  If no
             OF DIRECTORS                                        direction  is given,  this proxy will be voted for the two director nominees  named in  proposal  1, for the  increase in the number of
             Jerry C. Moyes                                      shares authorized under the Company's Stock Option Plan, and at the discretion  of the  proxies on such other  matters as may  properly
             Alphonse E. Frei                                    come before the meeting or any adjourments thereof.

WITHHELD FOR: (Write that nominee(s) name in the space provided below).

_____________________________________

The board of Directors recommends a vote
For Proposal 2                               FOR  AGAINST

Proposal 2 - Approval of amendment to        [ ]    [ ]
Stock Option Plan to increase authorized
shares from 3,825,000 to 4,200,000


                                                       _______
                                                             |
                                                             |
                                                             |

   Signature(s)__________________________________________________________________________________________ Date _________________

                              NOTE: Please sign as name appears hereon. Joint owners should each sign.
               When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^